For More Information, Press Only:

Stuart Hanson

(253) 677-5337

shanson@radiantdelivers.com

RADIANT LOGISTICS ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2012

•	Record Annual Revenues of $297.0 Million; Up $93.2 Million and 45.7% over prior year.
•	Record Adjusted EBITDA (excluding non-recurring items) of $9.1 Million; Up $1.6 Million and 22.3%.
•	Reduces FY13 Guidance to $12.0 Million in Adjusted EBITDA; Up $4.5 Million and 59.6% over prior year.

________________________________________________________________________

BELLEVUE, WA September 26, 2012 – Radiant Logistics, Inc. (NYSE MKT: RLGT), a domestic and international logistics services company, today reported financial results for the three months and year ended June 30, 2012.

For the three months ended June 30, 2012, Radiant reported net income attributable to shareholders of $903,000 on $81.8 million of revenues, or $0.03 per basic and fully diluted share, including a gain of $920,000 on change in contingent consideration, $15,000 in non-recurring transaction and severance costs and $314,000 in non-recurring transition and legal costs. For the three months ended June 30, 2011, Radiant reported net income attributable to shareholders of $582,000 on $70.9 million of revenues, or $0.02 per basic and fully diluted share, including $139,000 in non-recurring transaction and severance costs and $583,000 in non-recurring transition costs associated with the Company’s acquisition of DBA.

For the year ended June 30, 2012, Radiant reported net income attributable to shareholders of $1,901,000 on $297.0 million of revenues, or $0.06 per basic and $0.05 per fully diluted share, including $424,000 in non-recurring transaction and severance costs related to the Company’s recent acquisitions, $1,536,000 in non-recurring transition and legal costs associated with the Company’s acquisition of DBA and a gain of $900,000 for change in contingent consideration. For the year ended June 30, 2011, Radiant reported net income attributable to shareholders of $2,852,000 on $203.8 million of revenues, or $0.09 per basic and per fully diluted share, including $139,000 in non-recurring transaction and severance costs, $583,000 in non-recurring transition costs associated with the Company’s acquisition of DBA and a loss on litigation settlement of $150,000.

The Company reported adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) of $2,332,000 for the three months ended June 30, 2012, which includes $314,000 in non-recurring costs comprised of $125,000 in non-recurring transition costs that are principally personnel costs that were being eliminated in connection with the transition of DBA’s historical back-office operations in Somerset, New Jersey and $189,000 in non-recurring legal costs, compared to adjusted EBITDA of $1,902,000 for the three months ended June 30, 2011, which includes $583,000 in non-recurring transition costs, for an increase of $430,000. Excluding these non-recurring costs, the Company would have reported $2,646,000 in adjusted EBITDA for the quarter ended June 30, 2012, for an increase of $161,000, or an increase of 6.5%. A reconciliation of the Company’s adjusted EBITDA to the most directly comparable GAAP measure appears at the end of this release.

The Company also reported adjusted EBITDA of $7,519,000 for the year ended June 30, 2012, which includes $1,536,000 in non-recurring costs comprised of $1,018,000 in non-recurring transition costs that are principally personnel costs that were being eliminated in connection with the transition of DBA’s historical back-office operations in Somerset, New Jersey and $518,000 in non-recurring legal costs, compared to adjusted EBITDA of $6,823,000 for the year ended June 30, 2011 which includes $583,000 in non-recurring transition costs associated. Excluding these non-recurring costs, the Company would have reported $9,055,000 in adjusted EBITDA for the year ended June 30, 2012, for an increase of $1,649,000, or an increase of 22.3%.

The Company has also provided additional prior period analysis using pro forma results of operations presented as if Radiant had acquired its most recent three transactions DBA, ISLA & ALBS as of July 1, 2010 which is included in the Company’s Form 10-K for the year ended June 30, 2012 and filed September 26, 2012.

“We remain very encouraged with the underlying performance of our business and our ability to continue to deliver solid growth notwithstanding the distractions presented over the past fiscal year,” said Bohn Crain, Chairman and CEO. “For the fiscal year ended June 30, 2012, we posted record revenues of $297.0 million, an improvement of $93.2 million or 45.7%, compared to $203.8 million in revenues for the year ended June 30, 2011. Net transportation revenues also increased 35.5% to $84.7 million as compared to $62.5 million for the comparable prior year period.”

“These positive results were frustrated because of our on-going dispute with the former DBA shareholders who we believe breached their noncompetition obligations in Los Angeles along with significant non-recurring legal expenses that we have incurred in connection with this and other matters. As we look at our operating costs as a function of net revenues, we saw reductions in agent commission expense (from 67.8% to 61.9%) partially offset by increases in our personnel costs (from 12.4% to 15.6%). This general dynamic is as expected with the composition of our network now including significant company owned operations in Newark, Los Angeles, Laredo and New York-JFK. We also reported significant increases in our selling, general and administrative expenses during the quarter which were 13.4% of net revenues for the year, as compared to 8.5% of net revenues for the comparable prior year period. These higher costs were driven, in part, by the expected incremental facilities costs of our new company owned locations, as well as by the non-recurring transaction expenses of approximately $424,000 incurred in connection with our recent acquisitions and approximately $518,000 in legal expenses that we incurred in connection with our on-going dispute with former DBA shareholders, up-listing to the NYSE Marketplace and other legal matters. In addition, we also experienced a significant increase in depreciation and amortization expense (from 2.1% to 3.7%) as a result of our recent acquisition activity and corresponding increase in amortizable intangibles.”

“For the year ended June 30, 2012, we also reported adjusted EBITDA of $7,519,000 which includes $1,018,000 in non-recurring transition costs associated with the Company’s acquisition of DBA, and an additional $518,000 in nonrecurring legal expenses, compared to adjusted EBITDA of $6,823,000 for the year ended June 30, 2011 which includes $583,000 in non-recurring transition costs associated with the Company’s acquisition of DBA. Excluding these non-recurring costs, the Company would have reported $9,055,000 in adjusted EBITDA for the year ended June 30, 2012, for an increase of $1,649,000, or 22.3%. In addition, these results do not reflect the full year benefit of our most recent acquisitions, including only 7 months of operation from Isla International, Ltd. in Laredo, Texas (starting December 2011), and only 4 months of operations from of ALBS at New York/JFK (starting March 2012).”

Mr. Crain continued, “Based on a combined analysis of our fiscal 2012 results and the known trends, factors and uncertainties expected to impact our results in the near term, we are updating our preliminary guidance for our fiscal year ending June 30, 2013, now projecting $12.0 million, rather than $14.0 million, of adjusted EBITDA on total revenue of $339.0 million and expect net earnings of $3.5 million, compared to $7.5 million of adjusted EBITDA on total revenue of $297.0 million and net earnings of $1.9 million for our fiscal year ended June 30, 2012. While these projections represent a significant improvement over our actual results for our fiscal year ending June 30, 2012, they are a reduction from our previously provided projections as they reflect (1) our expectations of an increasing sluggish domestic and global economy; (2) greater than anticipated legal costs associated with our on-going dispute related to the breach of non-competition and non-solicitation covenants by one of the DBA shareholders and his spouse; and (3) degradation in performance of our Company-owned operations in Los Angeles related to the aforementioned breaches. The guidance excludes any benefit that we might recognize in the future as a result of our $1.8 million claim against the former shareholders of DBA and our ability to enforce the non-competition obligations contemplated in that transaction. The guidance also excludes the benefit of any new agent offices or further acquisitions that we may complete over the course of fiscal 2013. A reconciliation of our normalized EBITDA to the most directly comparable GAAP measure appears later in this release.”

Mr. Crain continued, “We believe our long-standing business strategy and focus on bringing value to the agent-based forwarding community will continue to deliver positive results and sustain our trend of profitable growth. To this end, we will continue our three-prong strategy of first, providing continuous improvement to our existing network participants in terms of technology, buy rates and enhanced service offerings; second, building upon the success of our organic growth initiative by on-boarding additional agent stations; and third, opportunistically pursuing acquisition opportunities, including strategic opportunities within the community of agent-based forwarders. Through this process we have identified and are in conversations with a select number of potential partners that could complement our existing network. I look forward to updating you on our progress in the coming months as these opportunities continue to develop.”

Supplemental Pro Forma Information

We believe that supplemental disclosure of our adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization adjusted for stock-based compensation, unusual items and other non-cash costs is a useful measure for investors because it eliminates the effect of certain non-cash costs and provides an important metric for our business. A reconciliation of annual pro forma adjusted EBITDA amounts to net income, the most directly comparable GAAP measure is as follows:

Historical Results

(Amounts in 000’s)	THREE MONTHS ENDED JUNE 30,		FISCAL YEAR ENDED JUNE 30,
	2012	2011	2012	2011
Net income	$904	$582	$1,901	$2,852

Interest expense - net	488	106	1,250	207
Income tax expense	631	634	1,475	2,025
Depreciation and amortization	1,122	420	3,143	1,325

EBITDA	3,145	1,742	7,769	6,409
Stock-based compensation and other non-cash charges	92	21	226	125
Loss on litigation settlement	-	-	-	150
Change (gain) on change in contingent consideration	(920)	-	(900)	-
Transaction & severance costs	15	139	424	139

Adjusted EBITDA (1)(2)	$2,332	$1,902	$7,519	$6,823

(1)	For the three months ended June 30, adjusted EBITDA includes $125,000 in non-recurring transition costs associated with the Company’s acquisition of DBA, and an additional $189,000 in nonrecurring legal expenses for quarter June 30, 2012 and $583,000 in nonrecurring transition costs associated with the Company’s acquisition of DBA for quarter June 30, 2011. Excluding these non-recurring costs, the Company would have reported $2,646,000 in adjusted EBITDA for the quarter ended June 30, 2012, for an increase of $161,000, or an increase of 6.5%.

(2)	For the fiscal year ended June 30, adjusted EBITDA includes $1,018,000 in non-recurring transition costs associated with the Company’s acquisition of DBA, and an additional $518,000 in nonrecurring legal expenses for fiscal year ended June 30, 2012 and $583,000 in nonrecurring transition costs associated with the Company’s acquisition of DBA for fiscal year ended June 30, 2011. Excluding these non-recurring costs, the Company would have reported $9,055,000 in adjusted EBITDA for the year ended June 30, 2012, for an increase of $1,649,000, or an increase of 22.3%.

Financial Outlook

(Amounts in 000’s)

	Actual Fiscal Year Ended June 30, 2012	Outlook Fiscal Year Ended June 30, 2013
Revenue	$297,000	$339,000

Net income	1,901	3,464
Interest expense – net	1,250	1,871
Income tax expense	1,475	2,340
Depreciation and amortization	3,143	3,790

EBITDA	7,769	11,465

Share-based compensation and other non-cash charges	226	360
Change in contingent consideration	(900)	187
Transaction and severance costs	424	-
Adjusted EBITDA	7,519	12,012
Non-recurring transition costs	1,018	-
Non-recurring legal costs	518	238
Annualized impact of cost reductions	737	-

Normalized EBITDA(3)	$9,792	$12,250

(3)	Actual results for the fiscal year ended June 30, 2012 include only 7 months of operations for Isla International, Ltd, and only 4 months of operations for Brunswicks Logistics, Inc. (d/b/a ALBS).

This supplemental pro forma financial information is presented for informational purposes only and is not a substitute for the historical financial information presented in accordance with accounting principles generally accepted in the United States.

Investor Conference Call

Radiant will host a conference call for shareholders and the investing community on Thursday, September 27, 2012 at 4:00 pm, ET to discuss the contents of the release. The call can be accessed by dialing (877) 407-8031, or (201) 689-8031 for international participants, and is expected to last approximately 30 minutes. Callers are requested to dial in 5 minutes before the start of the call. An audio replay will be available for one week after the teleconference by dialing (877) 660-6853, or (201) 612-7415 for international callers, and using account number 286 and conference ID number 400815.

About Radiant Logistics (NYSE MKT : RLGT)

Radiant Logistics (www.radiantdelivers.com) is a non-asset based transportation and logistics company providing domestic and international freight forwarding and fulfillment services through a network of company-owned and exclusive agent offices across North America. The company operates under the Radiant, Airgroup, Adcom, and DBA brands servicing a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to trends in the domestic and global economy, our ability to attract new and retain existing agency relationships, acquisitions and integration of acquired entities, availability of capital to support our acquisition strategy, our ability to maintain and improve back office infrastructure and transportation and accounting information systems in a manner sufficient to service our revenues and network of operating locations, outcomes of legal proceedings, competition, management of growth, potential fluctuations in operating results, and government regulation. More information about factors that potentially could affect Radiant Logistics, Inc. financial results is included Radiant Logistics, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

# # #